May 4, 2022

Mr. Jeff Swinoga
Chair of the Audit Committee

and

Mr. Brendan Cahill
President and Chief Executive Officer

and

Mr. Daniel Hall
Chief Financial Officer

Excellon Resources Inc.
10 King Street East, Suite 200
Toronto ON M5C 1C3

Dear Sirs:

Enclosed is our response to the change of auditor notice dated May 2, 2022 in accordance with National Instrument 51-102. We understand that this letter will be reviewed and approved by the Audit Committee and the Board of Directors, filed with the Ontario Securities Commission, British Columbia Securities Commission, Alberta Securities Commission, Financial and Consumer Affairs Authority of Saskatchewan, The Manitoba Securities Commission, Financial and Consumer Services Commission (New Brunswick), Nova Scotia Securities Commission, Office of the Superintendent of Securities (Prince Edward Island) and Office of the Superintendent of Securities, Service Newfoundland & Labrador prior to May 12, 2022, and included in the information circular accompanying the notice of any meeting of shareholders at which action is to be taken concerning a change in auditor.

Yours very truly,

PricewaterhouseCoopers LLP

Chartered Professional Accountants

Encl. Change in auditor response by former auditor letter

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

May 4, 2022

To: Ontario Securities Commission, British Columbia Securities Commission, Alberta Securities Commission, Financial and Consumer Affairs Authority of Saskatchewan, The Manitoba Securities Commission, Financial and Consumer Services Commission (New Brunswick), Nova Scotia Securities Commission, Office of the Superintendent of Securities (Prince Edward Island) and Office of the Superintendent of Securities Service Newfoundland & Labrador

We have read the statements made by Excellon Resources Inc. in the attached copy of change of auditor notice dated May 2, 2022, which we understand will be filed pursuant to Section 4.11 of National Instrument 51-102.

We agree with the statements in the change of auditor notice dated May 2, 2022.

Yours very truly,

PricewaterhouseCoopers LLP

Chartered Professional Accountants

PricewaterhouseCoopers LLP
PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca